December 17, 2004

Thomas J. Shea
 144 Pepper Drive
Los Altos, CA  94022

Dear Tom:

On behalf of Roxio, Inc. (the "Company" or "Roxio"), I am pleased to offer you the following terms regarding your continued position as President and Chief Operating Officer, Consumer Software Products Division for the Company.

Your initial base salary will be $350,000.00 annually which shall be lowered to $87,500, effective upon the closing date of the proposed sale of assets of the Company to Sonic Solutions (the "Closing Date"). Effective upon the Closing Date, until termination of your employment, you agree to provide 10 hours of service to the Company per week, assisting Sonic Solutions in its integration of the Company's former assets and will make yourself available during normal business hours to answer questions from representatives of the Company and Sonic Solutions. During such period you may work at home or, in the discretion of the Company, at the current Company headquarters in Santa Clara. Prior to the Closing Date, you will be eligible to participate in the annual bonus program with targeted payout of 50% of your base salary dependent upon your performance and that of the Company. Prior to the Closing Date, you will also receive an automobile allowance of $650 per month, a Company-paid annual physical examination, a health subsidy and financial planning assistance up to $2500
(net) per year.

Roxio may terminate your employment and this agreement at any time. In the event that the Closing Date occurs prior to January 1, 2005, your employment will terminate effective January 1, 2005. In the event that the Closing Date occurs on or after January 1, 2005, your employment will terminate effective on the Closing Date. You may terminate your employment and this agreement at any time. If Roxio or its successor terminates your employment and this agreement for Cause (as defined below), or if you quit, you will not be entitled to severance benefits. If Roxio or its successor terminates your employment and this agreement without Cause or in the event your employment automatically terminates on or after January 1, 2005 you will be entitled to the severance benefits described below. In no event will you be entitled to severance benefits if your employment terminates or is terminated due to your death or total disability, unless the Closing Date occurs prior to January 1, 2005, in which case your severance benefits will be due and payable upon your death or total disability. The severance benefits referred to above will be composed of the following: (a) Roxio will promptly pay you in cash a lump sum severance payment equal to 100% of your initial base salary of $350,000, (b) 25% of your Roxio stock options outstanding immediately prior to the termination of your employment will vest,
(c) the exercise period for your Roxio stock options will be extended to one (1) year from the date of termination, and (d) you will be entitled to continued coverage in the Company's welfare benefit plans for the twelve-month period following your termination (or the Company will provide you with similar coverage). For this purpose, "Cause" means that you have been grossly negligent in the performance of your duties for Roxio, or you have engaged in willful misconduct, or you have been convicted of a felony or any crime involving moral turpitude. Nothing in this paragraph is intended to supercede the automatic acceleration of your options upon a change of control pursuant to Roxio's stock option plans.

Thomas J. Shea Employment Agreement
December 17, 2004
Page 2 of 2


Termination without Cause will include constructive termination in the event that you resign from the Company for "Good Reason." "Good Reason" shall mean that you, without your consent, have: (i) incurred a material reduction in your title, status, authority or responsibility; (ii) incurred a reduction in your base compensation; (iii) been notified that your principal place of work will be relocated by a distance of fifty (50) miles or more; or (iv) been required to work more than ten (10) days per month outside of your principal offices for a six (6) month continuous period.

In the event that Roxio exercises its option to terminate your employment "for cause," you shall be entitled only to the unpaid salary and unused vacation benefits which been accrued on your behalf. You shall be entitled to no other compensation, benefits or severance payments of any kind in the event your employment is terminated "for cause." Should you be terminated "for cause," Roxio shall provide you with a written statement detailing such cause.

You should understand that this offer does not constitute a contract of employment for any specified period of time but will create an "employment at will" relationship.

Please sign this letter, indicating acceptance of this offer, and return to me.

Sincerely,



Wm. Christopher Gorog
Chief Executive Officer and Chairman of the Board



                                Accepted:
                                         ----------------------------------
                                         Thomas J. Shea